THE TAIWAN FUND, INC. REVIEW
October 2007

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 3.88% in U.S. dollar terms in October. Foreign investors, local institutions and proprietary traders net bought NT$ 52.7 billion, NT$ 14.4 billion and NT$ 5.1 billion, respectively. In terms of sector performance, the Banking sector outperformed, rising by 4.2% month-over-month (“MoM”). The Rubber and the Food sectors under-performed, dropping 11.7% and 11.0% MoM, respectively. The Glass and the Plastic sectors continued to out-perform, rising 14.8% and 9.2% MoM, respectively, while the Technology sector under-performed, only rising 2.8% MoM. On the economic front in September, Taiwan’s seasonally-adjusted unemployment rate rose 0.02 percentage points to 3.99%. Export orders rose to a historical high of US$30.9 billion in September, with annual growth up to 16.1%. The annual growth of M1B money supply decreased to 6.4% in September, whereas that of M2 dropped to 3.5%, the lower end of the central bank’s target zone.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.56% in October. Overweight positions in the Thin Film Transistor Liquid Crystal Display (“TFT-LCD”) and Handset sector contributed positively to the Fund’s performance. Underweight positions in the Petrochemical sector and overweight positions in the Networking sector negatively contributed to the Fund’s performance.
Investment Strategy:
While it seems that the TAIEX will continue to consolidate in the near term, HSBC Investments (Taiwan) Limited (“HSBC (Taiwan)”) remains positive on the market due to the market’s undemanding valuations and strong earnings outlook, as well as possible further government incentive measures in the run up to the presidential election in March 2008. The Fed has reversed the tightening cycle, which could create a favorable environment for stock markets in the next six to twelve months. A key development to watch is the holiday sell-through in both the US and China. Demand for Chinese goods will be another area to focus on. Strength in the NT dollar is also worth monitoring as an increase in strength could support domestic plays. Lastly with election coming up in early January, there could be an increase in political noise from campaigning on both sides. With the current position of the TAIEX, investors may want to focus on large caps. When sentiment reverses, HSBC (Taiwan) anticipates significant upside for small caps, as their recent sharp correction has caused valuations to bottom out. The Fund is over-weight in technology and under-weight in cyclical stocks, mainly petrochemical. The Fund remains underweight in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 10/31/07	Total Fund	TAIEX
IC Design	15.2	4.23
PC & Peripherals	14.4	18.16
Telecommunication	8.7	8.39
Finance	8.7	13.29
Electronics Components	8.1	3.56
Semiconductor Manufacturing	6.2	10.48
TFT-LCD	6.1	6.78
Electronics	4.3	1.61
Construction	3.3	1.47
Iron & Steel	3.3	3.11
Glass & Ceramics	2.2	0.39
Transportation	2.2	2.51
Memory IC	2.1	2.18
Textiles	1.9	1.70
Wholesale & Retail	1.7	0.84
Plastics	1.6	7.92
Athletic Footware	1.6	0.00
Petroleum Services	1.2	0.00
Paper & Pulp	0.6	0.30
Chemicals	0.0	1.25
Rubber	0.0	0.83
Automobile	0.0	0.74
Elec. Appliance & Cable	0.0	0.50
Electric & Machinery	0.0	0.85
Tourism	0.0	0.21
Others	0.0	5.82
Foods	0.0	1.07
Cement	0.0	1.51
Computer Service and Software	0.0	0.00
Biotech	0.0	0.30
Securities	0.0	0.00
Total	93.4	100.00
Cash	6.6

Technology	65.1	55.39
Non-Technology	19.6	31.32
Financial	8.7	13.29
Total Net Assets: US$427.98 Million

Top 10 Holdings of Total Fund Portfolio

As of 10/31/07	% of Total Portfolio
MediaTek Inc.	6.33

Hon Hai Precision Industry Co. Ltd.	5.15

Au Optronics Corp.	4.00

Taiwan Semiconductor Manufacturing Co. Ltd	3.92

High Tech Computer Corp.	3.34

Cathay Financial Holding Co. Ltd.	3.17

Synnex Technology International Corp.	3.12

China Steel Corp.	2.63

Foxconn Technology Co. Ltd.	2.63

Asustek Computer Inc.	2.55

Total	36.84
NAV: US$26.15     Price: US$24.50     Discount:-6.31%
No. of Shares: 16.4 Million
Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	3.32	3.88	3.89
Fiscal Year to Date (c)	10.20	10.07	10.21
One Year	48.92	41.64	46.55
Three Years	27.06	20.60	25.28
Five years	19.56	17.86	N/A
Ten Years	4.67	2.40	N/A
Since Inception	11.64	11.81	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-10/31/2007

Market Data

	As of 09/30/07	As of 10/31/07
TAIEX	9411.95	9711.37
% change in NTD terms	4.78	3.18
% change in USD terms	5.95	3.88
NTD Daily avg. trading volume (In Billions)	140.24	161.32
USD Daily avg. trading volume (In Billions)	4.30	4.98
NTD Market Capitalization (In Billions)	22597.46	23926.14
USD Market Capitalization (In Billions)	692.43	738.12
FX Rate: (NT$/US$)	32.635	32.415

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Shirley Yang

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